Exhibit 5.1

SALANS
620 FIFTH AVENUE
NEW YORK, NY 10020
(212) 632-5500

December 6, 2002

Interep National Radio Sales, Inc.
100 Park Avenue
New York, New York 10017

Re:    Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to Interep National Radio Sales, Inc., a New York corporation (the “Company”), in connection with the filing by the Company with the Securities and Exchange Commission of a Registration Statement on Form S-3 (the “Registration Statement”) for the purpose of registering under the Securities Act of 1933, as amended (the “Securities Act”), shares of the Company’s Class A common stock, par value $.01 per share (the “Class A common stock”), for the account of a certain selling shareholder in accordance with the terms and conditions of a warrant, dated November 7, 2002 (the “Warrant”) issued to Guggenheim Investment Management, LLC.

As counsel to the Corporation, we have examined and are familiar with the Corporation’s Restated Certificate of Incorporation and By-Laws, both as amended, its corporate proceedings taken in connection with the Warrant, and such certificates of public officials and such other corporate records and other documents as we have deemed necessary in rendering this opinion.

Based on the foregoing, and assuming that applicable provisions of the Securities Act and the securities or “blue-sky” laws of various states have been complied with, we are of the opinion that:

1.    The Corporation is duly incorporated, validly existing and in good standing under the laws of the State of New York.

2.    The shares of Class A common stock issuable on exercise of the Warrant (the “Warrant Shares”) have been duly authorized and reserved for issuance on exercise of the Warrant in accordance with the terms of the Warrant.

3.    When issued in accordance with the terms of the Warrant, the Warrant Shares will be validly issued, fully paid and nonassessable.

Our opinion is based on the assumptions that (i) the consideration received by the Company with respect to each Warrant Share will be no less than the stated par value per share of the Class A common stock and (ii) at the time of any exercise of the Warrant, the Company has authorized but unissued shares of Class A Common Stock remaining under its Restated Certificate of Incorporation, as amended.

We consent to being named in the Registration Statement as attorneys who have passed upon legal matters in connection with the Warrant Shares, and we consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement.

Our examination of matters of law in connection with the opinions expressed herein has been limited to, and accordingly our opinions herein are limited to, the laws of the State of New York and the federal laws of the United States. We express no opinion with respect to any other law.

Very truly yours,

/s/    SALANS